EXHIBIT 21


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                                   EXHIBIT 21

                                  SUBSIDIARIES



     The Company has two subsidiaries, both of which were incorporated under the Peoples Republic of China.

     Tian'an Pharmaceutical Co., Ltd. does business under the name Xi'an Tian'an Pharmaceutical Co., Ltd.

     Xi'an Tian'an Pharmacy Marketing Co., Ltd. does business under the same name.